KEYnotes Exchange Traded Notes
Linked to the First Trust Enhanced 130/30 Large Cap Index (JFT)

Product Summary | Note News & Offering Documents | Historical Pricing | Contact Information

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ETN Fact Sheet
Index Fact Sheet

These exchange traded notes are designed for investors who seek a return linked to the First Trust Enhanced 130/30 Large Cap Index (the "Index"). The Index is a total return index created and owned by First Trust Advisors L.P. (the "Index Provider").

- The Index is a modified equal-weighted total return index consisting of securities that have been selected from a broad universe of the 2,500 largest U.S. exchange-listed stocks pursuant to a quantitative selection process.
- The Index contains a long position in certain large capitalization securities equal to 130% of the value of the Index and a short position in certain large capitalization securities equal to 30% of the value of the Index as of each quarterly rebalancing date, each according to the eligibility requirements established by the Index Provider.
- The American Stock Exchange LLC (the "Index Calculation Agent") is responsible for selecting the component securities of the Index on each quarterly rebalancing date by application of a predefined rules-based methodology developed by the Index Provider. On each business day, the Index Calculation Agent will calculate and publish the intraday indicative value of the Index every 15 seconds during the normal trading hours on the AMEX and the closing value of the Index, at approximately 4:00 p.m. New York City time.

Product Overview	
Ticker	JFT
Issuer	JPMorgan Chase & Co.
CUSIP	46625H761
Exchange	AMEX
Note Inception Date	5/21/2008
Maturity Date	5/25/2023
Annual Investor Fee	0.95%

First Trust Enhanced 130/30 Large Cap Index

Closing Price History (Since Note Inception)


Closing Price History
Price

Past performance is not indicative of future results. There can be no assurance that any trade could be executed at the prices displayed above.

Current Data (as of 6/2/2008)	
Closing Price	
Closing Indicative Value *	
Market Capitalization[2]	
Notes Outstanding	
Daily Volume	
Closing Price 52-Week High/Low	
Closing Indicative Value 52-Week High/Low	


Volume

Past volume is not an indication of future liquidity. Although the notes are listed on the AMEX, a trading market may not develop. The issuer is not required to maintain any listing of the notes on an exchange.

Month End Performance (As of 4/30/2008)

	3 Mos	YTD	1 Year	3 Year	5 Year	10 Year	Since Note Inception[1]
Note Performance							
Indicative Value	N/A	N/A	N/A	N/A	N/A	N/A	
Market Price	N/A	N/A	N/A	N/A	N/A	N/A	
Index Performance							
Not Available							

Quarter End Performance (As of 3/31/2008)

	3 Mos	YTD	1 Year	3 Year	5 Year	10 Year	Since Note Inception[1]
Note Performance							
Indicative Value	N/A	N/A	N/A	N/A	N/A	N/A	
Market Price	N/A	N/A	N/A	N/A	N/A	N/A	
Index Performance							
Not Available							

Footnotes

1 Note Inception Date is 5/21/2008

2 Market Capitalization is the number of notes outstanding times the closing price.

** First Trust obtained the Closing Indicative Values from unaffiliated market sources. First Trust makes no representation or warranty as to the accuracy or completeness of the information obtained from these sources. The historical Closing Indicative Values should not be taken as an indication of future performance.*

The chart and table above are provided for informational purposes only. The hypothetical levels of the Index are not indicative of future performance of the Index.

The Closing Indicative Value of the notes for any business day (the "IV") is meant to approximate the intrinsic economic value of the notes. The IV calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, repurchase or termination of these notes, nor will it reflect hedging or transaction costs, market liquidity, investor fees or bid-offer spread. The IV will be based on the closing values of the Index, and may not be equal to the payment upon maturity or the payment upon early repurchase.

The market price quotations and indicative values are for valuation and informational purposes only. They shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice. Any transaction will be subject to the details in the relevant pricing supplement related to that transaction.

All performance information presented for the Index prior to April 22, 2008 is based on hypothetical, back tested data. Prior to April 22, 2008, the Index was not calculated in real time by an independent calculation agent. Hypothetical, back tested performance has inherent limitations and is not indicative of future results. No representation is being made that any investment will achieve performance similar to that shown. The Index does not charge management fees or brokerage expenses, and no such fees or expenses were deducted from the hypothetical performance shown. Indexes are unmanaged and an investor cannot invest directly in an index. Index returns assume that dividends are reinvested monthly.

The notes are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the notes include limited portfolio diversification, trading price fluctuations, uncertain principal repayment and potential illiquidity. Investing in the notes is not equivalent to a direct investment in the Index or the Index components. The investor fee will reduce the amount of your return at maturity or on an early repurchase, and as a result you may receive less than the principal amount of your investment at maturity or upon early repurchase of your notes, even if the value of the relevant index has increased.

First Trust does not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation of the notes or of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

First Trust, KEYnotes and First Trust Enhanced 130/30 Large Cap Index are trademarks of First Trust Advisors L.P.

The Index is created and owned by the First Trust Advisors L.P.("FTA"), which also owns the service mark First Trust Enhanced 130/30 Large Cap Index. A patent application relating to the Index and its stock selection method is pending. "KEYnotes", "First Trust" and "First Trust Enhanced 130/30 Large Cap Index" are trademarks of First Trust Advisors and have been licensed for use for certain purposes by JPMorgan Chase & Co. and J.P. Morgan Securities Inc. (JPMSI) in connection with the KEYnotes Exchange Traded Notes Linked to the First Trust Enhanced 130/30 Large Cap Index. The notes are not sponsored, endorsed, sold or promoted by FTA. FTA makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of trading in the notes. FTA's only relationship to JPMorgan & Co.and JPMSI is the licensing of certain trademarks and trade names of FTA and of the Index, which is determined, composed and calculated by FTA or its agents without regard to JPMorgan Chase & Co. and JPMSI or the notes, FTA has no obligation to take the needs of JPMorgan Chase & Co. and JPMSI or the owners of the notes into consideration in determining, composing or calculating the Index. FTA is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be listed or in the determination or calculation of the equation by which the notes are to be converted into cash. FTA has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTA does not guarantee the accuracy and/or the completeness of the Index or any data included therein and FTA shall have no liability for any errors, omissions or interruptions therein. FTA makes no warranty, express or implied, as to results to be obtained by JPMorgan Chase & Co., JPMSI, or any other person or entity from the use of the Index or any data included therein. FTA makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall FTA have any liability for any lost profits or special, punitive, direct, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages. There are no third-party beneficiaries of any agreements or arrangements between FTA and JPMSI.

Market information used on this website is obtained from non proprietary market sources. While FTA believes this information to be accurate, FTA and its affiliates cannot attest to the validity of information culled from other sources.

The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that any investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical back-tested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

The hypothetical historical performance data set forth above represents a simulation of past performance, which is no guarantee of future results. The performance data shown above is for illustrative purposes only and does not represent the actual performance of the notes or the performance of the notes had they been outstanding as of the dates shown above. Such data does not reflect any investor fees, transaction costs or expenses.

The issuer of the notes has filed a registration statement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement, and the term sheet if you so request by calling toll-free 800-576-3529.

*Not FDIC Insured * Not Bank Guaranteed * May Lose Value*

KEYnotes Exchange Traded Notes
Linked to the First Trust Enhanced 130/30 Large Cap Index (JFT)

Product Summary | Note News & Offering Documents | Historical Pricing | Contact Information

Note News and Offering Documents

Note News

- SEC Filed Press Release Dated 5/22/2008

Offering Documents

- Pricing Supplement
- Product Supplement
- Prospectus Supplement
- Prospectus
- ETN Fact Sheet
- Index Fact Sheet

KEYnotes Exchange Traded Notes
Linked to the First Trust Enhanced 130/30 Large Cap Index (JFT)

Product Summary | Note News & Offering Documents | Historical Pricing | Contact Information

Printer Friendly Page
ETN Fact Sheet
Index Fact Sheet

Closing Price and Closing Indicative Value History

Please select the Month for which to you wish to view pricing history:

Month June Year 2008 List Price History

Date	Closing Price[1]	Closing Indicative Value	Volume[2]	Market Capitalization[1]

Footnotes

[1] Closing prices and volume are as of the market close on the applicable date. Market information used on this website is obtained from non proprietary market sources. While First Trust Advisors L.P. believes this information to be accurate, First Trust Advisors L.P. and its affiliates cannot attest to the validity of information culled from other sources. Past performance is not indicative of future results. There can be no assurance that any trade could be executed at the prices displayed above.

[2] Past volume is not an indication of future liquidity. Although the notes are listed on the AMEX, a trading market may not develop. The issuer is not required to maintain any listing of the notes on an exchange.

KEYnotes Exchange Traded Notes
Linked to the First Trust Enhanced 130/30 Large Cap Index (JFT)

Product Summary | Note News & Offering Documents | Historical Pricing | Contact Information

Printer Friendly Page
ETN Fact Sheet
Index Fact Sheet

Investors

- For questions regarding the notes, please contact your Financial Advisor.

- For questions regarding notes held in your brokerage account, please contact your Financial Advisor.

Financial Advisors

- For questions regarding the notes, please contact First Trust Portfolios L.P.

First Trust Portfolios L.P.
1-800-621-1675
Email Us

First Trust Enhanced 130/30 Large Cap Index (FTLCTR)

Index Summary | Index Component Listing | Historical Closing Index Values

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Index Fact Sheet

General Information	
Index Ticker	FTLCTR
# of Long Components (as of 6/3/2008)	103
# of Short Components (as of 6/3/2008)	89
Rebalance Frequency	Quarterly

Current Data (as of 6/3/2008)	
Closing Value	
Previous Closing Value	
Percent Change	
52-Week High **	
52-Week Low **	

Closing Index Values (12/31/1996 - 6/3/2008) **


Closing Value History
Price

Hypothetical Historical and Actual Historical Information

Month End Performance ** (as of 4/30/2008)

	3 Mos	YTD	1 Year	3 Year	5 Year	10 Year	Since Inception
Index Returns							

Quarter End Performance ** (as of 3/31/2008)

	3 Mos	YTD	1 Year	3 Year	5 Year	10 Year	Since Inception
Index Returns							

**** Performance data quoted represents actual historical and hypothetical historical performance, which is no guarantee of future results. The actual performance of the Index over any time period may bear little relation to the historical back-tested data above.**

Performance information for the First Trust Enhanced 130/30 Large Cap Index is for illustrative purposes only and does not represent the performance of any actual investment in any notes. All performance information presented for the Index prior to April 22, 2008 is based on hypothetical, back tested data. Prior to April 22, 2008, the Index was not calculated in real time by an independent calculation agent. Hypothetical, back tested performance has inherent limitations and is not indicative of future results. No representation is being made that any investment will achieve performance similar to that shown. The Index does not charge management fees or brokerage expenses, and no such fees or expenses were deducted from the hypothetical performance shown. Indexes are unmanaged and an investor cannot invest directly in an index. Index returns assume that dividends are reinvested monthly.

The First Trust Enhanced 130/30 Large-Cap Index was created by, and is a trademark of, First Trust Advisors L.P. and has been licensed for use by the American Stock Exchange LLC. Products traded on the AMEX that are based on the Index are not sponsored by First Trust Advisors L.P. and First Trust Advisors L.P. does not guarantee the accuracy or completeness of the Index, or the results to be obtained by any person from the use of the Index or the trading of such products.

AMEX is not affiliated with First Trust or the issuer of any product traded on the AMEX that is based on the Index and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday indicative value of the Index will be derived from sources AMEX deemed reliable, but AMEX and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the notes or the calculation of the Index. AMEX makes no warranty, express or implied, as to results to be obtained by First Trust, First Trust's customers, holders of the notes, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. AMEX makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. AMEX, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of AMEX, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. AMEX shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. AMEX is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by First Trust and the resultant output thereof.

"First Trust" and "First Trust Enhanced 130/30 Large Cap Index" are trademarks of First Trust Advisors L.P. First Trust Advisors L.P. does not guarantee the accuracy and/or the completeness of the Index or any data included therein and First Trust Advisors L.P. shall have no liability for any errors, omissions or interruptions therein. First Trust Advisors L.P. makes no warranty, express or implied, as to results to be obtained by any person or entity from the use of the Index or any data included therein. First Trust Advisors L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall First Trust Advisors L.P. have any liability for any special, punitive, direct, indirect or consequential damages (including lost profits) arising out of matters relating to the use of the Index, even if notified of the possibility of such damages.

The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that any investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical back-tested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

The hypothetical historical performance data set forth above represents a simulation of past performance, which is no guarantee of future results. The performance data shown above is for illustrative purposes only and does not represent the actual performance of the notes or the performance of the notes had they been outstanding as of the dates shown above. Such data does not reflect any investor fees, transaction costs or expenses.

First Trust Enhanced 130/30 Large Cap Index (FTLCTR)

Index Summary | Index Component Listing | Historical Closing Index Values

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Index Fact Sheet

Long Components as of 6/3/2008

Description	Ticker or CUSIP	Weighting
Electronic Data Systems Corporation	EDS	
Hess Corporation	HES	
United States Steel Corporation	X	
MasterCard, Inc.	MA	
Potash Corporation of Saskatchewan Inc.	POT	
Petro-Canada	PCZ	
Southwestern Energy Company	SWN	
Fluor Corporation	FLR	
The Mosaic Company	MOS	
Noble Corporation	NE	
Occidental Petroleum Corporation	OXY	
Wm. Wrigley Jr. Company	WWY	
Nabors Industries, Ltd.	NBR	
Anadarko Petroleum Corporation	APC	
Burlington Northern Santa Fe Corporation	BNI	
Weatherford International Ltd.	WFT	
Time Warner Cable, Inc.	TWC	
Teck Cominco Limited (Class B)	TCK	
Chesapeake Energy Corporation	CHK	
Monsanto Company	MON	
Halliburton Company	HAL	
Freeport-McMoRan Copper & Gold, Inc. (Class B)	FCX	
EnCana Corp.	ECA	
Research in Motion Limited	RIMM	
Ultra Petroleum Corp.	UPL	
CSX Corporation	CSX	
Chevron Corporation	CVX	
Murphy Oil Corporation	MUR	
QUALCOMM Inc.	QCOM	
The DIRECTV Group, Inc.	DTV	
Praxair, Inc.	PX	
Marathon Oil Corporation	MRO	
McDermott International, Inc.	MDR	
Leucadia National Corporation	LUK	
ENSCO International Incorporated	ESV	
Devon Energy Corporation	DVN	
First Solar, Inc.	FSLR	
Imperial Oil Limited	IMO	
Nucor Corporation	NUE	
Enbridge Inc.	ENB	
Canadian National Railway Company	CNI	
ACE Limited	ACE	
Wal–Mart Stores, Inc.	WMT	
Southwest Airlines Co.	LUV	
Apache Corporation	APA	
Gilead Sciences, Inc.	GILD	
The Chubb Corporation	CB	
The Dow Chemical Company	DOW	
BlackRock, Inc.	BLK	
Exelon Corporation	EXC	
CVS Caremark Corporation	CVS	
BJ Services Company	BJS	
Valero Energy Corporation	VLO	
Yum! Brands, Inc.	YUM	
The Allstate Corporation	ALL	
Caterpillar Inc.	CAT	
J.C. Penney Company, Inc.	JCP	
Kohl's Corporation	KSS	
Lowe's Companies, Inc.	LOW	
Range Resources Corporation	RRC	
EOG Resources, Inc.	EOG	
Aegon N.V.	AEG	
Seagate Technology	STX	
XTO Energy, Inc.	XTO	
Yamana Gold Inc.	AUY	
Thermo Fisher Scientific Inc.	TMO	
TransCanada Corporation	TRP	
AFLAC Incorporated	AFL	
Consolidated Edison, Inc. (Con Edison)	ED	
Goldcorp, Inc.	GG	
Agnico-Eagle Mines Limited	AEM	
Biogen Idec Inc.	BIIB	
Duke Energy Corporation	DUK	
Macy's Inc.	M	
Hudson City Bancorp, Inc.	HCBK	
NIKE, Inc. (Class B)	NKE	
Altria Group, Inc.	MO	
Avon Products, Inc.	AVP	
FedEx Corp.	FDX	
Owens-Illinois, Inc.	OI	
International Paper Company	IP	
Magna International Inc. (Class A)	MGA	
The TJX Companies, Inc.	TJX	
Becton, Dickinson and Company	BDX	
Capital One Financial Corporation	COF	
St. Jude Medical, Inc.	STJ	
C.R. Bard, Inc.	BCR	
Colgate–Palmolive Company	CL	
Carnival Corporation	CCL	
L-3 Communications Holdings, Inc.	LLL	
Millicom International Cellular S.A.	MICC	
Archer–Daniels–Midland Company	ADM	
The Coca–Cola Company	KO	
Barrick Gold Corporation	ABX	
State Street Corporation	STT	
Genzyme Corporation (General Division)	GENZ	
Genentech, Inc.	DNA	
Kinross Gold Corporation	KGC	
Intuitive Surgical, Inc.	ISRG	
Celgene Corporation	CELG	
UnitedHealth Group Incorporated	UNH	
Wachovia Corporation	WB	
Lehman Brothers Holdings Inc.	LEH	

Short Components as of 6/3/2008

Description	Ticker or CUSIP	Weighting
Regions Financial Corporation	RF	
General Electric Company	GE	
CME Group Inc.	CME	
CNH Global N.V.	CNH	
Fifth Third Bancorp	FITB	
American International Group, Inc.	AIG	
Las Vegas Sands Corp.	LVS	
UBS AG	UBS	
SunTrust Banks, Inc.	STI	
Weyerhaeuser Company	WY	
Principal Financial Group, Inc.	PFG	
Nymex Holdings, Inc.	NMX	
Morgan Stanley	MS	
Marriott International, Inc.	MAR	
Prudential Financial, Inc.	PRU	
Freddie Mac	FRE	
GameStop Corporation (Class A)	GME	
United Parcel Service, Inc. (Class B)	UPS	
Sun Life Financial Inc.	SLF	
Rockwell Automation, Inc.	ROK	
Sara Lee Corporation	SLE	
Wynn Resorts, Limited	WYNN	
Garmin Ltd.	GRMN	
Paychex, Inc.	PAYX	
Motorola, Inc.	MOT	
eBay Inc.	EBAY	
Electronic Arts Inc.	ERTS	
Citigroup Inc.	C	
CIGNA Corporation	CI	
Ecolab Inc.	ECL	
Fannie Mae	FNM	
Allergan, Inc.	AGN	
American Express Company	AXP	
Automatic Data Processing, Inc.	ADP	
Bristol–Myers Squibb Company	BMY	
Merck & Co. Inc.	MRK	
Merrill Lynch & Co., Inc.	MER	
Newmont Mining Corporation	NEM	
NYSE Euronext	NYX	
IntercontinentalExchange Inc.	ICE	
Rockwell Collins, Inc.	COL	
Starbucks Corporation	SBUX	
Total System Services, Inc.	TSS	
The Bank of New York Mellon Corporation	BK	
The Goldman Sachs Group, Inc.	GS	
The Boeing Company	BA	
Intuit Inc.	INTU	
Juniper Networks, Inc.	JNPR	
Cardinal Health, Inc.	CAH	
Allegheny Energy, Inc.	AYE	
Aetna Inc.	AET	
Amazon.com, Inc.	AMZN	
Cisco Systems, Inc.	CSCO	
McKesson Corporation	MCK	
Medco Health Solutions, Inc.	MHS	
Precision Castparts Corp.	PCP	
Quest Diagnostics Incorporated	DGX	
Northern Trust Corporation	NTRS	
The McGraw–Hill Companies, Inc.	MHP	
Textron, Inc.	TXT	
The AES Corporation	AES	
Schlumberger Limited	SLB	
The Williams Companies, Inc.	WMB	
American Tower Corporation	AMT	
Aon Corporation	AOC	
CA Inc.	CA	
Crown Castle International Corp.	CCI	
Dell Inc.	DELL	
Eaton Corporation	ETN	
PACCAR Inc.	PCAR	
The Charles Schwab Corporation	SCHW	
Smith International, Inc.	SII	
T. Rowe Price Group Inc.	TROW	
NVIDIA Corporation	NVDA	
EMC Corporation	EMC	
Cognizant Technology Solutions Corporation	CTSH	
Adobe Systems Incorporated	ADBE	
Agilent Technologies, Inc.	A	
ITT Corp.	ITT	
Jacobs Engineering Group Inc.	JEC	
Google Inc.	GOOG	
Apple Inc.	AAPL	
Brookfield Asset Management Inc.	BAM	
Foster Wheeler Ltd.	FWLT	
Bunge Limited	BG	
Broadcom Corporation (Class A)	BRCM	
National-Oilwell Varco Inc.	NOV	
Schering–Plough Corporation	SGP	
Peabody Energy Corporation	BTU	

First Trust

First Trust Enhanced 130/30 Large Cap Index (FTLCTR)

Index Summary | Index Component Listing | Historical Closing Index Values

Printer Friendly Page
Index Fact Sheet

Closing Value History

Please select the Month for which to you wish to view pricing history:

Month June **Year** 2008 Retrieve Price History

Date	Closing Value

Past performance is not indicative of future results. There can be no assurance that any trade could be executed at the prices displayed above.